Utz Brands Reports Fourth Quarter and Full-Year 2023 Results

Hanover, PA –February 29, 2024 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for the fourth quarter and full-year ended December 31, 2023.

4Q’23 Summary:
•Net sales decreased (0.7)% year-over-year to $352.1 million.
•Organic Net Sales decreased (0.3)% year-over-year.
•Net loss of $(33.2) million vs. net income of $13.8 million in the year-ago period.
•Adjusted EBITDA increased 12.0% year-over-year to $49.4 million.

FY’23 Summary:
•Net sales increased 2.1% year-over-year to $1,438.2 million.
•Organic Net Sales increased 2.8% year-over-year.
•Net loss of $(40.0) million vs. net loss of $(14.0) million in the year-ago period.
•Adjusted EBITDA increased 9.8% year-over-year to $187.2 million.

Recent Development:
•Completed dispositions on February 5, 2024: Good Health® and RW Garcia® brands, certain related assets, and three manufacturing facilities.
•After-tax net proceeds of ~$150 million immediately used to pay down variable rate long term debt and reduce leverage.

“In 2023 we evolved through capacity, distribution and capability investments that position Utz to capture its full potential. In a dynamic environment, I am proud of our continued progress on building Utz into a pure-play U.S. snacking company of scale with an advantaged brand portfolio in the attractive Salty Snacks category,” said Howard Friedman, Chief Executive Officer. “As we begin 2024, we have hit the ground running, and closed our recently announced brand and manufacturing plant dispositions which fast-tracks our deleveraging timeline, accelerates our supply chain transformation, and increases focus in our brand portfolio. We have compelling long-term growth opportunities, and our 2024 outlook begins our runway to deliver the 2026 targets that we discussed at our Investor Day in December.”

Fourth Quarter and Full Year 2023 Financial Highlights

	13-Weeks Ended				52-Weeks Ended
(in $millions, except per share amounts)	December 31, 2023	January 1, 2023	% Change		December 31, 2023	January 1, 2023		% Change

Net Sales	$352.1	$354.7	(0.7)%		$1,438.2	$1,408.4		2.1%
Organic Net Sales	353.7	354.7	(0.3)%		1,447.4	1,408.4		2.8%

Gross Profit	115.3	115.4	(0.1)%		456.5	449.1		1.6%
Gross Profit Margin	32.8%	32.5%	25	bps	31.7%	31.9%	(15)	bps
Adjusted Gross Profit	130.6	129.7	0.7%		513.6	504.1		1.9%
Adjusted Gross Profit Margin	37.1%	36.6%	52	bps	35.7%	35.8%	(8)	bps

Net (Loss) Income	(33.2)	13.8	nm		(40.0)	(14.0)		nm
Net Income Margin	(9.4)%	3.9%	nm		(2.8)%	(1.0)%		nm
Adjusted Net Income	22.9	21.5	6.5%		81.3	77.7		4.6%
Adjusted EBITDA	49.4	44.1	12.0%		187.2	170.5		9.8%
Adjusted EBITDA Margin	14.0%	12.4%	160	bps	13.0%	12.1%	91	bps
Basic (Loss) Earnings Per Share(1)	$(0.34)	$0.18	nm		$(0.31)	$—		nm
Adjusted Earnings Per Diluted Share(1)	$0.16	$0.15	6.7%		$0.57	$0.55		3.6%
(1) On an As-Converted Basis
See the description of the Non-GAAP financial measures used in this press release and reconciliations of such Non-GAAP measures to the most comparable GAAP measures in the tables that accompany this press release.

Fourth Quarter 2023 Results

Total net sales in the quarter decreased (0.7)% to $352.1 million compared to $354.7 million in the prior year period. The decrease in net sales was partially driven by the Company’s continued shift to independent operators (“IOs”) and the resulting increase in sales discounts which the Company estimates impacted net sales growth by (0.4%).

Organic Net Sales decreased (0.3)% from lower net price realization of (0.8%) primarily due to lapping +17% price realization in 4Q’22, and certain adjustments to price pack architecture. Pricing was partially offset by increased volume/mix of 0.5% driven by strong growth of the Company’s Power Brands, while also being adversely impacted from earlier than planned holiday shipments in the third quarter of 2023. In addition, volume performance was adversely impacted by the Company’s ongoing SKU rationalization program reducing private label and partner brands to increase focus on our Power Brands. The Company estimates this SKU rationalization program impacted volumes in the fourth quarter of 2023 by approximately (2.5%). Excluding the impact from SKU rationalization, the Company estimates that volume/mix would have increased 3.0% in the fourth quarter of 2023 versus the prior year period.

For the 13-week period ended December 31, 2023, the Company’s retail sales, as measured by Circana MULO-C, increased 4.1% versus the prior-year period led by volume growth of 4.3%. The Company’s Power Brands’ retail sales increased 5.3% versus the prior-year period(1) and was led by Utz®, On The Border®, Boulder Canyon®, and Golden Flake® Pork. The Company’s Foundation Brands’ retail sales decreased (4.2%)(2) versus the prior year period.

(1) Circana Total US MULO-C, custom Utz Brands hierarchy, on a pro forma basis.
(2) Circana does not include certain Partner Brands and Private Label sales that are not assigned to Utz Brands.

Gross profit margin was 32.8% compared to 32.5% in the prior year period. Adjusted Gross Margin was 37.1% compared to 36.6% in the prior year period. The benefits from productivity and favorable sales mix more than offset lower net price realization, cost inflation and supply chain investments. However, the continued shift to IOs impacted Adjusted Gross Profit Margin as expected by approximately 40 basis points, but with offsetting benefits in Selling, Distribution, and Administrative (“SD&A”) expense.

SD&A expenses decreased (0.6)% compared to the prior year period. Adjusted SD&A Expense decreased (5.1)% compared to the prior year period primarily due to a reduction in selling costs from the shift to IO’s, lower administrative expenses, and productivity benefits. These factors were partially offset by continued investments in brand marketing, selling infrastructure and people, systems, and supply chain capabilities to support growth.

The Company reported a net loss of $(33.2) million compared to net income of $13.8 million in the prior year period. The decrease in net income compared to the prior year was primarily due to income tax expense of $(14.2) million in the current period versus an income tax benefit of $22.2 million in the prior year. In addition, the decrease in net income was driven by a $(14.4) million loss from the remeasurement of private placement warrant liability in the fourth quarter of 2023 versus a loss of $(3.3) million in the prior year period and interest expense of $(15.7) million in the current period compared to $(12.9) million in the prior year period. The increase in interest expense is primarily attributable to higher interest rates on the portion of the Company’s floating rate debt.

Adjusted Net Income in the quarter increased 6.5% to $22.9 million compared to $21.5 million in the prior year period. Adjusted Earnings per Share increased 6.7% to $0.16 compared to $0.15 in the prior year period. Adjusted EBITDA increased 12.0% to $49.4 million, or 14.0% as a percentage of net sales, compared to Adjusted EBITDA of $44.1 million, or 12.4% as a percentage of net sales, in the prior year period.

Balance Sheet and Cash Flow Highlights

•As of December 31, 2023
◦Total liquidity of $210.4 million, consisting of cash on hand of $52.0 million and $158.4 million available under the Company’s revolving credit facility.
◦Net debt of $866.7 million resulting in a Net Leverage Ratio of 4.6x based on trailing twelve months Normalized Adjusted EBITDA of $187.2 million.
◦Subsequent to year-end, the Company used the ~$150 million in net proceeds from its recent dispositions (as described earlier) to pay down long term debt and reduce leverage.

•For the 52-weeks ended December 31, 2023
◦Cash flow from operations was $76.6 million, which reflects strong working capital improvement in the second half of fiscal 2023.
◦Capital expenditures were $55.7 million, and dividend and distributions paid were $32.1 million.

Fiscal Year 2024 Outlook

In fiscal 2024, the Company expects:

•Organic Net Sales growth of ~3% or better driven by volume growth, and assumes total net sales to be impacted by ~$45 million due to the recently closed transaction for the dispositions of the Good Health® and R.W. Garcia® brands and manufacturing facilities.

•Adjusted EBITDA growth of 5% to 8% and assumes the estimated impact of the forgone contribution to Adjusted EBITDA from the brand dispositions are mostly offset by accelerated cost savings and the transition services agreement.

•Adjusted EPS growth of 16% to 21% driven by stronger operating performance and earnings accretion from the dispositions after factoring in the use of net proceeds to pay down long term debt.

The Company also expects:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 19% to 21%;
•Interest expense of ~$50 million;
•Capital expenditures in the range of $80 to $90 million; and
•Net Leverage Ratio of ~3.6x at year-end fiscal 2024.

With respect to projected fiscal 2024 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast and presentation. Participants can also dial in over the phone by calling 1-888-510-2008. The Event Plus passcode is 1774171. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, March 7, 2024, by dialing 1-800-770-2030, and entering the Event Plus passcode 1774171.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, plans related to transformation of the Company’s supply chain; the Company’s geographic expansion; the Company’s product mix; the Company’s ESG priorities; the Company’s cost savings plans and the Company’s logistics optimization efforts; the estimated or anticipated future results and benefits of the Company’s plans and operations; the effects of inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives, the impact of the Company’s SKU rationalization program, the effects of the Company’s marketing and innovation initiatives, future capital structure, future opportunities for the Company, statements regarding the Company’s projected balance sheet and liabilities, including net leverage, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; including changes in consumer spending due to factors such as increasing household debt; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively, particularly in the Company’s Expansion geographies; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by actions by the Company’s competitors’ that result in the Company’s products not suitably differentiated from the products of their competitors; consolidation of key suppliers to the Company; inability of the Company to adopt efficiencies into its manufacturing processes, including automation and labor optimization, its network, including through plant consolidation and lowest landed cost for shipping its products or its logistics operations; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; the risk that recently completed business combinations and other acquisitions recently completed by the Company (collectively, the “Business Combinations”) or dispositions disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations or dispositions, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combinations or dispositions; changes in applicable law or regulations; costs related to the Business Combinations or dispositions; the ability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Commission, for the fiscal year ended December 31, 2023 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Net Leverage Ratio

Organic Net Sales is defined as net sales excluding the impact of acquisitions and excluding the impact of IO route conversions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition, and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin on Net Sales.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, Distribution, and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to certain previously past completed business combinations. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members are converted to Class A Common Stock.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA Margin on Net Sales.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA for certain acquisitions and dispositions from time to time.

Net Leverage Ratio is defined as Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assist investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended December 31, 2023 and January 1, 2023
(In thousands, except share information)
(Unaudited)

	Thirteen weeks ended December 31, 2023	Thirteen weeks ended January 1, 2023
Net sales	$352,099	$354,669
Cost of goods sold	236,771	239,221
Gross profit	115,328	115,448

Selling, distribution, and administrative expenses
Selling and distribution	71,035	67,892
Administrative	36,041	39,794
Total selling, distribution, and administrative expenses	107,076	107,686

Gain (loss) on sale of assets, net	1,925	(228)

Income from operations	10,177	7,534

Other (expense) income
Interest expense	(15,656)	(12,946)
Other income	787	320
Loss on remeasurement of warrant liability	(14,328)	(3,312)
Other expense, net	(29,197)	(15,938)

Loss before taxes	(19,020)	(8,404)
Income tax expense (benefit)	14,192	(22,231)
Net (loss) income	(33,212)	13,827

Net loss attributable to noncontrolling interest	5,533	1,060
Net (loss) income attributable to controlling interest	$(27,679)	$14,887

Earnings per Class A Common stock: (in dollars)
Basic	$(0.34)	$0.18
Diluted	$(0.34)	$0.18
Weighted-average shares of Class A Common stock outstanding
Basic	81,142,952	80,815,963
Diluted	81,142,952	83,362,862

Net (loss) income	$(33,212)	$13,827
Other comprehensive (loss):
Change in fair value of interest rate swap	(16,837)	(3,196)
Comprehensive (loss) income	(50,049)	10,631
Net comprehensive loss attributable to noncontrolling interest	12,646	2,413
Net comprehensive (loss) income attributable to controlling interest	$(37,403)	$13,044

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the fiscal years ended December 31, 2023 and January 1, 2023
(In thousands, except share information)
(Unaudited)

(in thousands)	For the Fiscal Year Ended December 31, 2023	For the Fiscal Year Ended January 1, 2023
Net sales	$1,438,237	$1,408,401
Cost of goods sold	981,751	959,344
Gross profit	456,486	449,057

Selling, distribution and administrative expenses
Selling and distribution	273,923	294,061
Administrative	159,196	150,343
Total selling, distribution, and administrative expenses	433,119	444,404

(Loss) gain on sale of assets, net	(7,350)	691

Income from operations	16,017	5,344

Other (expense) income
Interest expense	(60,590)	(44,424)
Other income	3,066	400
Gain on remeasurement of warrant liability	2,232	720
Other expense, net	(55,292)	(43,304)

Loss before income taxes	(39,275)	(37,960)
Income tax expense (benefit)	757	(23,919)
Net loss	(40,032)	(14,041)

Net loss attributable to noncontrolling interest	15,095	13,649
Net loss attributable to controlling interest	$(24,937)	$(392)

Loss per share of Class A Common Stock: (in dollars)
Basic	$(0.31)	$—
Diluted	$(0.31)	$—
Weighted-average shares of Class A Common Stock outstanding
Basic	81,081,458	80,093,094
Diluted	81,081,458	80,093,094

Net loss	$(40,032)	$(14,041)
Other comprehensive (loss) gain:
Change in fair value of interest rate swap	(13,543)	47,279
Comprehensive (loss) income	(53,575)	33,238
Net comprehensive loss (income) attributable to noncontrolling interest	20,819	(6,568)
Net comprehensive (loss) income attributable to controlling interest	$(32,756)	$26,670

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2023 and January 1, 2023
(In thousands)
(Unaudited)

	As of December 31, 2023	As of January 1, 2023
ASSETS
Current Assets
Cash and cash equivalents	$52,023	$72,930
Accounts receivable, less allowance of $2,933 and $1,815, respectively	135,130	136,985
Inventories	104,666	118,006
Prepaid expenses and other assets	30,997	34,991
Current portion of notes receivable	5,237	9,274
Total current assets	328,053	372,186
Non-current Assets
Assets held for sale	7,559	—
Property, plant and equipment, net	318,881	345,198
Goodwill	915,295	915,295
Intangible assets, net	1,063,413	1,099,565
Non-current portion of notes receivable	12,413	12,794
Other assets	101,122	95,328
Total non-current assets	2,418,683	2,468,180
Total assets	$2,746,736	$2,840,366
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$21,086	$18,472
Current portion of other notes payable	7,649	12,589
Accounts payable	124,361	114,360
Accrued expenses and other	77,590	92,012
Total current liabilities	230,686	237,433
Non-current portion of term debt	878,511	893,335
Non-current portion of other notes payable	19,174	20,339
Non-current accrued expenses and other	76,720	67,269
Non-current warrant liability	43,272	45,504
Deferred tax liability	114,690	124,802
Total non-current liabilities	1,132,367	1,151,249
Total liabilities	1,363,053	1,388,682
Commitments and contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 81,187,977 and 80,882,334 shares issued and outstanding as of December 31, 2023 and January 1, 2023, respectively.	8	8
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 59,349,000 and 59,349,000 shares issued and outstanding as of December 31, 2023 and January 1, 2023, respectively.	6	6
Additional paid-in capital	944,573	926,919
Accumulated deficit	(298,049)	(254,564)
Accumulated other comprehensive income	22,958	30,777
Total stockholders’ equity	669,496	703,146
Noncontrolling interest	714,187	748,538
Total equity	1,383,683	1,451,684
Total liabilities and equity	$2,746,736	$2,840,366

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended December 31, 2023 and January 1, 2023
(In thousands)
(Unaudited)

	For the Fiscal Year Ended December 31, 2023	For the Fiscal Year Ended January 1, 2023
Cash flows from operating activities
Net loss	$(40,032)	$(14,041)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment and other charges	12,575	4,678
Depreciation and amortization	79,488	86,801
Gain on remeasurement of warrant liability	(2,232)	(720)
Loss (gain) on sale of assets	7,350	(691)
Stock based compensation	17,069	10,632
Deferred income taxes	(8,938)	(29,359)
Amortization of deferred financing costs	1,556	1,933
Changes in assets and liabilities:
Accounts receivable, net	1,855	(5,597)
Inventories, net	12,652	(38,490)
Prepaid expenses and other assets	(14,433)	(18,379)
Accounts payable and accrued expenses and other	9,730	51,426
Net cash provided by operating activities	76,640	48,193
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(75)
Purchases of property and equipment	(55,724)	(87,965)
Proceeds from sale of property and equipment	9,539	4,333
Proceeds from sale of routes	28,665	23,399
Proceeds from the sale of IO notes	5,405	5,017
Proceeds from insurance claims for capital investments	1,700	3,935
Notes receivable, net	(38,077)	(24,711)
Net cash used in investing activities	(48,492)	(76,067)
Cash flows from financing activities
Borrowings on line of credit	71,000	79,000
Repayments on line of credit	(70,632)	(115,000)
Borrowings on term debt and notes payable	13,113	124,592
Repayments on term debt and notes payable	(29,211)	(21,037)
Payment of debt issuance cost	(656)	(3,660)
Payments of tax withholding requirements for employee stock awards	(589)	(6,217)
Proceeds from issuance of shares	—	28,000
Dividends paid	(18,548)	(17,157)
Distribution to noncontrolling interest	(13,532)	(9,615)
Net cash (used in) provided by financing activities	(49,055)	58,906
Net (decrease) increase in cash and cash equivalents	(20,907)	31,032
Cash and cash equivalents at beginning of period	72,930	41,898
Cash and cash equivalents at end of period	$52,023	$72,930

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Organic Net Sales

	13-Weeks Ended			52-Weeks Ended
(dollars in millions)	December 31, 2023	January 1, 2023	Change	December 31, 2023	January 1, 2023	Change
Net Sales as Reported	$352.1	$354.7	(0.7)%	$1,438.2	$1,408.4	2.1%
Impact of Acquisitions	—	—		—	—
Impact of IO Conversions	1.6	—		9.2	—
Organic Net Sales (1)	$353.7	$354.7	(0.3)%	$1,447.4	$1,408.4	2.8%
(1) Organic Net Sales excludes the Impact of Acquisitions and the Impact of IO Conversions that took place after Q2 2022.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Gross Profit	$115.3	$115.4	$456.5	$449.1
Depreciation and Amortization	8.0	8.9	33.9	40.7
Non-Cash, Non-recurring adjustments	7.3	5.4	23.2	14.3
Adjusted Gross Profit	$130.6	$129.7	$513.6	$504.1
Adjusted Gross Profit as a % of Net Sales	37.1%	36.6%	35.7%	35.8%

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Selling, Distribution, and Administrative Expense	$107.1	$107.7	$433.1	$444.4
Depreciation and Amortization in SD&A Expense	(11.4)	(11.6)	(45.6)	(46.1)
Non-Cash, and/or Non-recurring Adjustments	(14.4)	(10.4)	(61.0)	(65.0)
Adjusted Selling, Distribution, and Administrative Expense	$81.3	$85.7	$326.5	$333.3
Adjusted SD&A Expense as a % of Net Sales	23.1%	24.2%	22.7%	23.7%

Adjusted Net Income

	13-Weeks Ended		52-Weeks Ended
(dollars in millions, except per share data)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net Income (Loss)	$(33.2)	$13.8	$(40.0)	$(14.0)
Income Tax Expense (Benefit)	14.2	(22.2)	0.8	(23.9)
Loss Before Taxes	(19.0)	(8.4)	(39.2)	(37.9)
Deferred Financing Fees	0.5	0.9	1.6	1.9
Acquisition Step-Up Depreciation and Amortization	11.8	13.2	47.4	52.8
Certain Non-Cash Adjustments	8.5	2.1	50.7	11.3
Acquisition and Integration	(0.1)	5.1	8.6	45.8
Business and Transformation Initiatives	11.1	8.8	31.0	22.1
Financing-Related Costs	—	0.1	0.2	0.3
Loss (Gain) on Remeasurement of Warrant Liability	14.4	3.3	(2.2)	(0.7)
Other Non-Cash and/or Non-Recurring Adjustments	46.2	33.5	137.3	133.5
Adjusted Earnings before Taxes	27.2	25.1	98.1	95.6
Taxes on Earnings as Reported	(14.2)	22.2	(0.8)	23.9
Income Tax Adjustments(1)	9.9	(25.8)	(16.0)	(41.8)
Adjusted Taxes on Earnings	(4.3)	(3.6)	(16.8)	(17.9)
Adjusted Net Income	$22.9	$21.5	$81.3	$77.7

Average Weighted Basic Shares Outstanding on an As-Converted Basis	140.5	140.2	140.4	139.4
Fully Diluted Shares on an As-Converted Basis	142.0	142.7	142.7	141.5
Adjusted Earnings Per Share	$0.16	$0.15	$0.57	$0.55

(1) Income Tax Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Core D&A - Non-Acquisition-related included in Gross Profit	$5.3	$4.8	$22.8	$24.3
Step-Up D&A - Transaction-related included in Gross Profit	2.7	4.1	11.1	16.4
Depreciation & Amortization - included in Gross Profit	8.0	8.9	33.9	40.7

Core D&A - Non-Acquisition-related included in SD&A Expense	2.3	2.5	9.3	9.7
Step-Up D&A - Transaction-related included in SD&A Expense	9.1	9.1	36.3	36.4
Depreciation & Amortization - included in SD&A Expense	11.4	11.6	45.6	46.1

Depreciation & Amortization - Total	$19.4	$20.5	$79.5	$86.8

Core Depreciation and Amortization	$7.6	$7.3	$32.1	$34.0
Step-Up Depreciation and Amortization	11.8	13.2	47.4	52.8
Total Depreciation and Amortization	$19.4	$20.5	$79.5	$86.8

EBITDA and Adjusted EBITDA

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net (Loss) Income	$(33.2)	$13.8	$(40.0)	$(14.0)
Plus non-GAAP adjustments:
Income Tax Expense (Benefit)	14.2	(22.2)	0.8	(23.9)
Depreciation and Amortization	19.4	20.5	79.5	86.8
Interest Expense, Net	15.7	12.9	60.6	44.4
Interest Income from IO loans(1)	(0.6)	(0.3)	(2.0)	(1.6)
EBITDA	15.5	24.7	98.9	91.7
Certain Non-Cash Adjustments(2)	8.5	2.1	50.7	11.3
Acquisition and Integration(3)	(0.1)	5.1	8.6	45.8
Business Transformation Initiatives(4)	11.1	8.8	31.0	22.1
Financing-Related Costs(5)	—	0.1	0.2	0.3
(Gain) loss on Remeasurement of Warrant Liabilities(6)	14.4	3.3	(2.2)	(0.7)
Adjusted EBITDA	$49.4	$44.1	$187.2	$170.5

Net income (loss) as a % of Net Sales	(9.4)%	3.9%	(2.8)%	(1.0)%
Adjusted EBITDA as a % of Net Sales	14.0%	12.4%	13.0%	12.1%

(1)Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors most IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $15.5 million and $8.8 million of share-based compensation that was awarded to associates and directors for the fiscal year ended December 31, 2023 and the fiscal year ended January 1, 2023, respectively.
Asset Impairments and Write-Offs — For the fiscal year ended December 31, 2023, the Company recorded an adjustment for a non-cash loss on sale of $13.7 million related to fixed assets for the sale of the Bluffton, Indiana plant, along with $4.7 million related to the termination of the contract that was settled with the sale, and impairments of $12.6 million related to the closure of the Company's manufacturing facility in Birmingham, Alabama and Gramercy, Louisiana. For the fiscal year ended January 1, 2023, the Company recorded an adjustment for an impairment of $2.0 million related to the termination of distribution agreements.
Purchase Commitments and Other Adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses. The adjustment related to Purchase Commitment and Other non-cash adjustments were $3.0 million and $0.5 million for the fiscal year ended December 31, 2023 and the fiscal year ended January 1, 2023, respectively. In addition, for the fiscal year ended December 31, 2023, we recorded $1.2 million for the amortization of cloud based computing assets.
(3)Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions. Such expenses were $9.7 million for the fiscal year ended December 31, 2023, as well as $1.1 million of income for the change of liability associated with the Tax Receivable Agreement for the fiscal year ended December 31, 2023. In fiscal year 2022, the majority of charges are related to the buyout of multiple distributors, which were accounted for as contract terminations resulting in expense of $23.0 million as well as other integration costs. During the fiscal year ended January 1, 2023, we incurred incremental costs of $21.8 million, for the integration of Truco Holdco Inc., R.W. Garcia Co., Inc., Kings Mountain, distributor buyouts, and costs to evaluate other potential acquisitions, as well as $1.0 million for the incremental liability associated with the Tax Receivable Agreement included in the fiscal year ended January 1, 2023.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and ERP transition costs, fall into this category. The Company incurred such costs of $31.0 million for the fiscal year ended December 31, 2023 and $22.1 million for the fiscal year ended January 1, 2023, which included the closure of our Gramercy, Louisiana and Birmingham, Alabama plants along with various other supply chain, commercial and administrative initiatives. During fiscal year 2023, we completed the closure of our Gramercy, Louisiana and Birmingham, Alabama manufacturing plants along with the sale of our Bluffton, Indiana manufacturing plant.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2022					FY 2023
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2022	Q1	Q2	Q3	Q4	FY 2023
Adjusted EBITDA	$36.5	$42.2	$47.7	$44.1	$170.5	$40.4	$45.2	$52.1	$49.4	$187.2	(2)
Pre-Acquisition Adjusted EBITDA(1)	0.2	—	—	—	0.2	—	—	—	—	—
Normalized Adjusted EBITDA	$36.7	$42.2	$47.7	$44.1	$170.7	$40.4	$45.2	$52.1	$49.4	$187.2	(2)

(1) Pre-Acquisition Adjusted EBITDA - This adjustment represents the Adjusted EBITDA of acquired companies, prior to the acquisition date, as well as from the buyout date of Clem and J&D Snacks.

(2) Does not total due to rounding.

Net Debt and Leverage Ratio

(dollars in millions)	As of December 31, 2023
Term Loan	$771.3
Real Estate Loan	80.2
ABL Facility	0.4
Capital Leases(1)	66.6
Deferred Purchase Price	0.2
Gross Debt(2)	918.7
Cash and Cash Equivalents	52.0
Total Net Debt	$866.7

Last 52-Weeks Normalized Adjusted EBITDA	$187.2

Net Leverage Ratio(3)	4.6x

(1) Capital Leases include equipment term loans and excludes the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on Normalized Adjusted EBITDA of $187.2 million.